U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

             Meier                      Rae                Kenneth
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             (Last)                   (First)             (Middle)

             557 Radant Rd.
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                                      (Street)

             Kelowna                 B.C. Canada          V1W 1A1
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              (City)                  (State)              (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)
             08/09/99

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
             legalopinion.com          [LAWW]

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     (xx)  Director                                   ( ) 10% Owner
     (xx)  Officer (give title below)                 ( ) Other (specify below)


     Secretary
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6.   If Amendment, Date of Original (Month/Year)


7.   Individual of Joint/Group Filing (Check applicable line)

     (X)  Form Filed by One Reporting Person

     (  ) Form Filed by More than One Reporting Person

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b) (v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

             Table I - Non-Derivative Securities Beneficially Owned

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                          Amount of                               Nature of
                          Securities        Ownership Form:        Indirect
Title of                 Beneficially        Direct (D) or        Beneficial
Security                    Owned           Indirect (I)          Ownership
Instr. 4)                 (Instr. 4)          (Instr. 5)          (Instr. 5)
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Common Stock                150,000               D                   N/A
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

               Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

=======================================================================================================================
                 2. Date Exercisable and           3. Title and
                 Expiration Date                      Amount of
                 (Month/Day/Year)                     Securities
                                                      Underlying
                                                      Derivative
                                                      Security
                                                      (Instr. 4)
=======================================================================================================================

                                                                                            5. Owner-
                                                                                            ship Form
                                                                                            of
                                                                            4.              Derivative
                                                                            Conversion      Security:        6. Nature
                                                                Amount      or              Direct (D)       of
1. Title of                                                     or          Exercise        or               Indirect
Derivative                                                      Number      Price of        Indirect         Beneficial
Security            Date      Expiration                          of        Derivative      (I)              Ownership
(Instr. 4)       Exercisable     Date                Title      Shares      Security        (Instr. 5)       (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

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=======================================================================================================================


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b) (v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


/s/ Rae K. Meier                                                        12/17/99
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**   Signature of Reporting Person                                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

          Alternatively,   this  form  is  permitted  to  be  submitted  to  the
          Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.